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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                    Jay L. Essa
                                                         Chief Executive Officer
                                                         Geerlings & Wade, Inc.
                                                         (781) 821-4152
                                                         www.geerwade.com
                                                         ----------------



GEERLINGS & WADE ANNOUNCES TERMINATION OF MERGER AGREEMENT WITH LIQUID HOLDINGS INC.

CANTON, Mass., February 22, 2000 -- Geerlings & Wade, Inc. (NASDAQ: GEER) announced that an agreement to be acquired by Liquid Holdings Inc., a privately held corporation formed by Ronald S. Haft, has automatically terminated. The Agreement and Plan of Merger, entered into by the companies in September of 1999, and amended on December 23, 1999 and on January 26, 2000, provided for a cash merger in which the shares of common stock of Geerlings & Wade outstanding immediately prior to the merger would be converted into the right to receive $10 per share in cash and all outstanding options would be settled at the same price per share less the option exercise price.

In accordance with the terms of the merger agreement, the merger agreement has automatically terminated on February 22, 2000 in the absence of Liquid Holdings obtaining binding replacement equity commitments by February 21, 2000, in a form and from financing sources reasonably satisfactory to Geerlings & Wade. Geerlings & Wade President, Jay Essa, stated, "This has been a long process for everyone involved in the transaction. We think it's appropriate to take some time to assess the direction the company will head in from this point on."

ABOUT GEERLINGS & WADE
Geerlings & Wade, Inc. founded in 1986, is America's leading direct marketer of fine wine and wine accessories with retail locations in 15 states, home and office delivery to 29 states, and a devoted following of more than 135,000 regular customers and wine club members. The Canton, Mass.-based company has developed a unique, streamlined purchasing system that allows it to source wines directly from the world's greatest wineries. Geerlings & Wade has cultivated relationships with hundreds of renowned wineries and negotiants in France, Italy, Australia, Chile and California. Consumers can contact Geerlings & Wade at 1-800-782-9463 or on the World Wide Web at www.geerwade.com.